                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                  SCHEDULE 13G


                               (Amendment No. 1)*


                                 DYNACARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    267920205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 8, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)


------------------------
          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

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-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  2 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                         [REPEAT THIS PAGE AS NECESSARY]
================================================================================
   1      NAME OF REPORTING PERSON

          GTCR V, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /x/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
              NUMBER OF                 5    SOLE VOTING POWER

               SHARES                        0
                                             -----------------------------------
            BENEFICIALLY                6    SHARED VOTING POWER

              OWNED BY                       4,598,210(See Item 4)
                                             -----------------------------------
                EACH                    7    SOLE DISPOSITIVE POWER

              REPORTING                      0
                                             -----------------------------------
               PERSON                   8    SHARED DISPOSITIVE POWER

                WITH                         4,598,210(See Item 4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,598,210 (See Item 4)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          24.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  3 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                         [REPEAT THIS PAGE AS NECESSARY]
================================================================================
   1      NAME OF REPORTING PERSON

          GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /x/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
              NUMBER OF                 5    SOLE VOTING POWER

               SHARES                        0
                                             -----------------------------------
            BENEFICIALLY                6    SHARED VOTING POWER

              OWNED BY                       4,598,210(See Item 4)
                                             -----------------------------------
                EACH                    7    SOLE DISPOSITIVE POWER

              REPORTING                      0
                                             -----------------------------------
               PERSON                   8    SHARED DISPOSITIVE POWER

                WITH                         4,598,210(See Item 4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,598,210 (See Item 4)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          24.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  4 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                         [REPEAT THIS PAGE AS NECESSARY]
================================================================================
   1      NAME OF REPORTING PERSON

          GTCR ASSOCIATES V
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /x/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
              NUMBER OF                 5    SOLE VOTING POWER

               SHARES                        0
                                             -----------------------------------
            BENEFICIALLY                6    SHARED VOTING POWER

              OWNED BY                       4,598,210(See Item 4)
                                             -----------------------------------
                EACH                    7    SOLE DISPOSITIVE POWER

              REPORTING                      0
                                             -----------------------------------
               PERSON                   8    SHARED DISPOSITIVE POWER

                WITH                         4,598,210(See Item 4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,598,210 (See Item 4)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          24.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  5 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                         [REPEAT THIS PAGE AS NECESSARY]
================================================================================
   1      NAME OF REPORTING PERSON

          GOLDER, THOMA, CRESSEY, RAUNER, INC.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /x/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
--------------------------------------------------------------------------------
              NUMBER OF                 5    SOLE VOTING POWER

               SHARES                        0
                                             -----------------------------------
            BENEFICIALLY                6    SHARED VOTING POWER

              OWNED BY                       4,598,210(See Item 4)
                                             -----------------------------------
                EACH                    7    SOLE DISPOSITIVE POWER

              REPORTING                      0
                                             -----------------------------------
               PERSON                   8    SHARED DISPOSITIVE POWER

                WITH                         4,598,210(See Item 4)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,598,210 (See Item 4)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          24.7%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  6 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------

ITEM 1(a) NAME OF ISSUER:
          ---------------

          DYNACARE, INC.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          ------------------------------------------------

          14900 Landmark Boulevard
          Dallas, Texas 75254

ITEM 2(a) NAME OF PERSON FILING:
          ----------------------

          Pursuant to Rule 13d-(1)(d) promulgated by the Securities and Exchange Commission (the "SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"), this statement is filed jointly by each of the following persons: (i) Golder, Thoma, Cressey, Rauner Fund V, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of Common Stock; (ii) GTCR V, L.P., a Delaware limited partnership ("GTCR V"), by virtue of its being the general partner of the Fund; (iii) GTCR Associates V, a Delaware general partnership, ("GTCR Associates V") by virtue of its direct beneficial ownership of Common Stock; and (iv) Golder, Thoma, Cressey, Rauner, Inc., a Delaware corporation ("GTCR Inc."), by virtue of its being the general partner of GTCR V and by virtue of its being the managing partner of GTCR Associates V. The Fund, GTCR V, GTCR Associates V and GTCR Inc. are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

          Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person.

          The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          ------------------------------------------------------------

          The address of the principal business office of each of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois 60606-6402.

ITEM 2(c) CITIZENSHIP:
          ------------

          The Fund and GTCR V are limited partnerships organized under the laws of the State of Delaware. GTCR Associates V is a general partnership existing under the laws of Delaware. GTCR Inc. is a corporation organized under the laws of Delaware.


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-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  7 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------

ITEM 2(d) TITLE OF CLASS OF SECURITIES:
          -----------------------------

          Common Shares

ITEM 2(e) CUSIP NO.:
          ----------

          267920205

ITEM 3 IF THIS STATEMENT IS FILE PURSUANT TO RULES 13d-1(b), OR 13d-2(b),CHECK WHETHER THE PERSON FILING IS A:
                                 -----------------------

          Not Applicable.

ITEM 4    OWNERSHIP:
          ----------

          (a) As of February 8, 2002, the Fund was the registered owner of 4,590,190 Common Shares or approximately 24.6% of the Common Shares outstanding based on 18,628,937 shares outstanding as of November 16, 2001, according to the Issuer's Prospectus dated November 16, 2001. As of February 8, 2002, GTCR Associates V was the registered owner of 8,020 Common Shares or less than one percent of the Common Shares outstanding as of that date. By virtue of the relationship between the Fund and GTCR V described in Item 2(a), GTCR V may be deemed to possess indirect beneficial ownership of and share the power to vote or direct the vote of the Common Shares beneficially owned by the Fund and by GTCR Associates V. By virtue of the relationship between the Fund, GTCR V, GTCR Associates V and GTCR Inc. described in Item 2(a), GTCR Inc. may be deemed to possess indirect beneficial ownership of and share the power to vote or direct the vote of the Common Shares beneficially owned by the Fund and by GTCR Associates V. GTCR V and GTCR Inc. disclaim beneficial ownership of (and the power to vote or direct the vote of) the Common Shares beneficially owned by the Fund and by GTCR Associates V. The filing of this statement by GTCR V and GTCR Inc. shall not be construed as an admission that either GTCR V or GTCR Inc. is, for the purposes Section 13(d) or Section 13(g) of the Act, the beneficial owner of (or possesses the power to vote or direct the vote of) any securities covered by this statement.

          (b)  Percent of Class: 24.7%

          (c)  Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:
                        0 shares (See Item 4(a))

               (ii)     Shared power to vote or to direct the vote:
                        4,598,210 shares (See Item 4(a))

               (iii)    Sole power to dispose or to direct the disposition of:
                        0 shares (See Item 4(a))

               (iv)     Shared power to dispose or to direct the disposition of:
                        4,598,210 shares (See Item 4(a))

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  8 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          ---------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ----------------------------------------------------------------

          See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          ---------------------------------------------------------

          Not applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ----------------------------------------------------------

          Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
          -------------------------------

          Not applicable.

ITEM 10   CERTIFICATION:
          --------------

          Not applicable.

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page  9 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 8, 2002

                                     GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P.

                                     By: GTCR V, L.P., its General Partner

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal


                                     GTCR V, L.P.

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal


                                     GTCR ASSOCIATES V

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its Managing General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal


                                     GOLDER, THOMA, CRESSEY, RAUNER, INC.

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page 10 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------

                                                                       EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:    February 8, 2002

                                     GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P.

                                     By: GTCR V, L.P., its General Partner

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal


                                     GTCR V, L.P.

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal


                                     GTCR ASSOCIATES V

                                     By: GOLDER, THOMA, CRESSEY, RAUNER, INC.,
                                         its Managing General Partner

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal

-----------------------------                     ------------------------------
CUSIP No. 267920205                   13G             Page 11 of 11 Pages
          ------------                                     ---   --
-----------------------------                     ------------------------------


                                     GOLDER, THOMA, CRESSEY, RAUNER, INC.

                                     By: /s/ Donald J. Edwards
                                         ---------------------------------------
                                         Name:  Donald J. Edwards
                                         Title: Principal